EXHIBIT 99.7

                              CONSULTING AGREEMENT

THIS AGREEMENT is made and entered into this 6th day of July, 2007, between Wall Street Management & Capital, Inc., located at 531 Estates Place, Longwood, FL 32779, (hereinafter referred to as "WSMC") and NuVim, Inc., located at 12 Route 17 North, Suite 210, Paramus, NJ 07652 (hereinafter referred to as the "Company").

NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed:

1. ENGAGEMENT: The Company hereby engages WSMC to perform consulting services described in Section 2 of this Agreement, but subject to the further provisions of this Agreement.

2.   CONSULTING SERVICES: WSMC's duties shall consist of the following:
          A. Facilitating introductions on a trial basis into three (3) institutions in Florida including one school district, one large hospital system, and one large college or university consisting of at least 25,000 students.
          B. Attending all initial meetings with WSMC sources, and follow-up meetings as applicable

3. TIME OF PERFORMANCE: Services to be performed under this Agreement shall commence upon execution of this Agreement, and shall continue through September 30, 2007. Should the Company, any officer or director, or any owner of twenty percent (20%) or more of the Company, or a family member thereof (collectively "Principal") utilize any sources introduced by WSMC, within three (3) years of the termination of this Agreement, for the benefit of the Company or in any other entity in which the referenced Principal is, or has an option (i) to be at least a twenty percent (20%) shareholder, (ii) to receive compensation for management or consulting services, or (iii) to receive any profits or fees from the sale of products and services from said entity to a WSMC source, then WSMC shall be compensated according to paragraph 4 herein. In the event the Company shall generate revenues from any WSMC sources within the referenced three (3) year period, the registration of any WSMC source shall remain valid until such time as three (3) continuous years pass with no revenues being generated for the Company from such WSMC source.

4. COMPENSATION TO BE PAID BY THE COMPANY: The Company agrees to pay a fee to WSMC for the services described herein. Said fees are payable, as follows:
          A. A one time fee of seventy-two thousand (72,000) shares of Company common stock payable upon execution of this Agreement. The payment shall be in the form of freely tradable common stock of the Company, subject to no legends nor restrictions on selling. The Company shall cause the forwarding of such free trade shares via overnight delivery no later than July 11, 2007 in the form of a stock certificate bearing the name of James Schnorf, In the event such shares are not forwarded in accordance with the provisions herein, should the closing bid price of such shares decrease on or after July 12, 2007 and such shares in the form herein described have not been received by James Schnorf by July 12, 2007 , the Company shall issue a quantity of additional shares to account for the difference in gross value, based upon the date of actual receipt of said shares by James Schnorf. The parties acknowledge that for calculating the quantity of such additional shares, the total gross value to be received by WSMC is to be eighteen thousand dollars ($18,000.00) based on the closing bid price from the day preceding the receipt of the additional shares by WSMC.
          B. 5% of the gross revenues generated by the Company from WSMC introduced sources, for a period of five (5) years from the date of the first contract or purchase order from any respective WSMC source, payable in cash on a quarterly basis within thirty (30) days of the end of each calendar quarter. The Company will provide an appropriate reconciliation schedule showing such calculations.
          C. Company shall pay all reasonable travel costs and expenses incurred by WSMC in carrying out its duties and obligations pursuant to the provisions of this Agreement, including but not limited to transportation, lodging and food expenses, when such travel is conducted on behalf of the Company, provided all cost and expense items in excess of one hundred dollars ($100.00) must be approved by the Company in writing prior to WSMC's incurrence of the same.

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5.   LIMITATION  OF WSMC  LIABILITY:  If WSMC  fails  to  perform  its  services hereunder, its entire liability to the Company shall not exceed the lesser of (a) the amount of cash compensation WSMC has received from the Company under Section 4 of this Agreement or (b) the actual damage to the Company as a result of such non-performance. IN NO EVENT WILL WSMC BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES NOR FOR ANY CLAIM AGAINST THE COMPANY BY ANY PERSON OR ENTITY ARISING FROM OR IN ANY WAY RELATED TO THIS AGREEMENT. Company expressly acknowledges that (i) WSMC is making no representations in terms of assuring that any funding will be obtained;
     (ii) Company understands it must employ its own legal, accounting and tax counsel to review and approve any transactions; (iii) WSMC is in no way providing legal, financial or tax advice upon which the Company should act without consulting its own counsel; and (iv) WSMC makes no representations that any introductions made by WSMC will result in a tangible benefit to the Company. All work by WSMC is on a "best effort" basis.

6. CONFIDENTIALITY/NONDISCLOSURE/NONCIRCUMVENTION: (A) Until such time as the same may become publicly known, WSMC agrees that any information of a confidential nature will not be revealed or disclosed to any person or entity, except in the performance of this Agreement, and upon written request of the Company, all materials and original documentation provided by the Company will either be destroyed or returned at WSMC's option. (B) Further, the Company agrees not to circumvent or interfere with or attempt to circumvent or interfere with the business relationships existing between WSMC and any entities introduced to the Company by WSMC. Should the Company intentionally violate this provision, WSMC shall be entitled to receive a fee of ten percent (10%) on all such revenues generated from WSMC sources until the herein referenced royalty period shall terminate. (C) The Company may disclose information concerning any source introduced by WSMC to its professional advisors, such as legal counsel or accountants, but must first establish that all agents must abide by the Company's obligations and covenants pertaining to non-disclosure established herein.

7. NOTICES: All notices hereunder shall be in writing and addressed to the party at the address herein set forth, or at such other address as to which notice pursuant to this section may be given, and shall be given by personal delivery, by certified mail, express mail, or by national overnight courier services. Notices will be deemed given upon the earlier of actual receipt or three (3) business days after being mailed or delivered to such courier service. Any notices to be given hereunder will be effective if executed by and sent by the attorneys for the parties giving such notice, and in connection therewith, the parties and their respective counsel agreeing that in giving such notice, such counsel may communicate directly in writing with such parties to the extent necessary to give such notice.

8. SEPARABILITY: If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, such provision, to the extent invalid, illegal or unenforceable, shall be modified to the extent necessary to be legal, valid, and enforceable, and shall not affect any other provision hereof.

9.   MISCELLANEOUS:
          A. GOVERNING LAW: This Agreement shall be governed by the laws of the State of Florida. Venue for all litigation shall be Seminole County, Florida. The prevailing party shall be entitled to reimbursement of legal fees and costs, including attorney fees, regardless of which party initiates legal action.
          B. CURRENCY: References to dollars shall be deemed to be United States Dollars.
          C. MULTIPLE/FAXED COUNTERPARTS: This Agreement may be executed in multiple counterparts, and by fax transmission, each of which shall be deemed an original. It shall be necessary that each party execute each counterpart.
          D. LIMIT OF PROFESSIONAL CAPACITIES: The parties acknowledge that WSMC is not serving in an official audit capacity, nor acting as an attorney, nor in any way providing any formal tax opinions. WSMC recommends the Company obtain independent legal and tax counsel to participate in the process.
          E. TERMINATION: Should WSMC terminate this Agreement, other than due to a breach by the Company, WSMC shall forfeit any future retainer compensation not already earned. Should Company terminate, other than as allowed herein, WSMC shall be entitled to all compensation referenced in Section 4.

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          F.   ASSIGNMENT:  WSMC shall have the right to assign any proceeds due under this Agreement.
          G. NON-EXCLUSIVE NATURE: The Company acknowledges that Company is not the only client being provided services by WSMC, and that WSMC is under no obligation to provide priority treatment to Company relative to other clients of WSMC. The Company, subject to the provisions herein, shall have the right to pursue alternative revenue generation sources.
          H. REGISTRATION: The parties acknowledge that any of the following shall evidence a registration of a WSMC source, provided that the source (or the third party in the event of (iv) below) has been disclosed to the Company or is promptly disclosed to the Company thereafter: (i) a telephonic call between the Company and a WSMC source, (ii) the e-mailing of contact info to the Company or to a WSMC source about the other party, (iii) the mailing, faxing, or e-mailing of any project information to a WSMC source, (iv) any introductions of third parties who in turn introduce a revenue source to the Company, (v) any in person meetings between the Company and a WSMC source, and (vi) any other actions taken which clearly link WSMC and the revenue source. In the event the Company is in current and ongoing substantive discussions with a source that WSMC intends to, or does introduce, the Company will give WSMC notice within five (5) business days of learning of such source that the Company does not wish WSMC to pursue said source. Failure to do so shall qualify such source meeting the criteria herein as registered to WSMC.

WALL STREET MANAGEMENT & CAPITAL, INC.


By /s/ Jim Schnorf

Its: President


NUVIM, INC.


By: /s/ Richard Kundrat

Its: Chief Executive Officer